Exhibit 99.1

Form of

Second Amendment to Grant Agreement for

Restricted Stock Units

under the Mattel, Inc. 2005 Equity Compensation Plan

[for Eugene P. Beard and John L. Vogelstein]

This Second Amendment to Grant Agreement for Restricted Stock Units under the Mattel, Inc. 2005 Equity Compensation Plan (this “Amendment”) is made as of March 27, 2007 between Mattel, Inc. (“Mattel”) and the undersigned Holder.

WHEREAS, on May 19, 2005, Mattel made a grant of restricted stock units to the undersigned Holder, pursuant to a Grant Agreement for Restricted Stock Units under the Mattel, Inc. 2005 Equity Compensation Plan (the “Grant Agreement”); and

WHEREAS, as of May 10, 2006, the Grant Agreement was amended; and

WHEREAS, the Mattel Board of Directors Amended and Restated Guidelines on Corporate Governance contains a mandatory retirement provision providing that, upon attaining the age of 72, a director shall not stand for re-election to the Board at subsequent meetings of the stockholders; and

WHEREAS, pursuant to this mandatory retirement provision, the Holder’s Retirement from the Board will occur on the date of Mattel’s 2007 Annual Meeting of Stockholders, currently scheduled for May 18, 2007; and

WHEREAS, the intent of the Grant Agreement was to provide for vesting of Units to occur at annual intervals in connection with annual meetings of stockholders; and

WHEREAS, it has come to Mattel’s attention that because the date of the 2007 Annual Meeting is slightly before the second anniversary of the 2005 Annual Meeting, the mandatory Retirement of the Holder from the Board will cause an unintended and arbitrary result pursuant to Section 4 of the Grant Agreement (Consequences of Severance); and

WHEREAS, Mattel and the Holder wish to amend Section 4 of the Grant Agreement to more closely reflect the intention of vesting in annual intervals corresponding to annual meetings;

NOW, THEREFORE, for good and valuable consideration, Mattel and the undersigned Holder each agree as follows:

1. Capitalized terms used and not defined in this Amendment shall have the meanings assigned to them in the Grant Agreement.

2. Section 4 of the Grant Agreement is hereby replaced, in its entirety, with the following:

4. Consequences of Severance. The consequences of the Holder’s Severance before the third anniversary of the Grant Date shall be as follows:

i.	In the case of a Severance as a result of the Holder’s death, Disability, or Retirement that occurs on or after the day immediately preceding the first annual meeting of Mattel’s stockholders that occurs after the Grant Date, one-half of the Units shall vest and the remainder shall be forfeited as of the date of the Severance;

ii.	In the case of a Severance as a result of the Holder’s death, Disability, or Retirement that occurs on or after the day immediately preceding the second annual meeting of Mattel’s stockholders that occurs after the Grant Date, the Units that have not yet vested shall vest as of the date of the Severance; and

iii.	In all other cases, the units that have not yet vested shall be forfeited as of the date of the Severance.

* * * * * * * * * *

IN WITNESS WHEREOF, Mattel and the undersigned Holder have executed this Amendment, which shall be effective as of the date first set forth above.

MATTEL, INC.

By:
Name:	Alan Kaye
Title:	Senior Vice President, Human Resources

THE HOLDER:

Signature:
Name:

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